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                                                                  EXHIBIT 12.2


                            SECURITY CAPITAL ATLANTIC
                                  INCORPORATED

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                          (Dollar amounts in thousands)
                                   (Unaudited)



                                      THREE MONTHS ENDED
                                          MARCH 31,
                                                                              YEAR ENDED DECEMBER 31,
                                      -------------------     ---------------------------------------------------------
                                       1998       1997         1997        1996        1995        1994      1993 (1)
                                     ---------  ----------   ---------   ---------   ---------   ---------   ----------
Earnings from operations..........   $ 16,294   $ 10,178     $ 51,115    $ 32,998    $ 19,639    $  9,926    $   38
Add:
    Interest expense..............      5,909      4,761       20,292      16,181      19,042       9,240        --
                                     ---------  ----------   ---------   ----------  ---------   ---------   ----------
Earnings, as adjusted.............   $ 22,203   $ 14,939     $ 71,407    $ 49,179    $ 38,681    $ 19,166    $   38
                                     =========  ==========   =========   =========   =========   =========   ==========

Combined fixed charges and preferred
 stock dividends:
   Interest expense...............   $  5,909   $  4,761     $ 20,292    $ 16,181    $ 19,042    $  9,240    $   --
   Capitalized interest...........      3,051      2,553       10,169      10,250       4,404         793        --
                                    ---------   ----------   ---------   ---------   ---------   ---------   ----------
       Total fixed charges........      8,960      7,314       30,461      26,431      23,446      10,033        --
Preferred stock dividends.........      1,078       --          1,569        --          --          --          --
                                    ----------  ----------   ---------   ---------   ---------   ---------   ----------
Combined fixed charges
   and preferred stock dividends..   $ 10,038   $  7,314      $32,030     $26,431     $23,446     $10,033    $   --
                                    =========  ==========   =========   =========   =========   =========   ==========
Ratio of earnings to combined fixed
   charges and preferred stock
   dividends......................       2.2        2.0           2.2         1.9         1.6         1.9        N/A
                                     =========  ==========   =========   =========   =========   =========   ==========

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(1)    For the period from inception (October 26, 1993) to December 31, 1993.